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                         AMENDMENT TO EMPLOYMENT AGREEMENT


     THIS AMENDMENT TO EMPLOYMENT AGREEMENT (this "AMENDMENT"), effective as of February 1, 1998, is entered into by and between Avatex Corporation, a Delaware corporation formerly known as FoxMeyer Health Corporation (the "COMPANY"), and Melvyn J. Estrin ("EXECUTIVE").

     The Company and Executive hereby agree that this Amendment amends the Employment Agreement dated and effective as of February 27, 1995 by and between the Company and Executive (the "AGREEMENT"), as follows:

     1. All references in the Agreement to FoxMeyer Health Corporation shall be deemed to be references to Avatex Corporation.

     2. Section 2 of the Agreement is hereby amended by changing the date specified therein as the initial expiration date of the Agreement to January 31, 2001.

     3. Section 3 of the Agreement is hereby amended by adding the following to the end of such section:

          Nothing in this Agreement shall prohibit Executive from engaging, directly or indirectly, in activities with other companies, ventures or investments in any capacity whatsoever, including without limitation serving as an officer or director of one or more corporations or entities, provided only that such activities do not unreasonably impede Executive's performance of his duties for the Company. In the event Executive serves another corporation or entity in the capacity as an officer or director, Executive shall be entitled to retain any compensation and other benefits he may receive in such capacity, irrespective of whether the Company invests or otherwise holds an interest in such other corporation or entity.

     4. Section 4(a) of the Agreement is hereby amended by changing the minimum monthly base salary specified in the first sentence therein to $39,583.33.

     5. Section 5(c)(iii) of the Agreement is hereby amended by adding the following to the end of such section:

          provided, however, that this subsection shall not apply to any act of Executive that was taken pursuant to resolutions or other matters approved, adopted or ratified by the Company's Board of Directors;

     6. Section 5(d)(1) of the Agreement is hereby deleted in its entirety and replaced with the following:

          (i) the Executive shall be entitled to receive a one-time lump sum payment equal to one hundred fifty percent (150%) times the full amount of any Monthly Base Salary and cash bonus awards that otherwise would have been earned by him during the full term of this Agreement, as extended pursuant to the second sentence of Section 2 of the Agreement. The computation of the cash bonus awards will be determined in the same manner that they would have been computed by the Company prior to Executive's termination, but in no event will that amount be less than the highest amount paid in any one of the prior three (3) years;

     7. The phrase "for the period applicable" in Section 5(d)(4) of the Agreement shall be deleted and replaced with the phrase "for the period described in Section 5(d)(1) above, the Executive shall be entitled to receive".

     8. New Sections 5(d)(5) and (6) of the Agreement are hereby added to the Agreement as follows:

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          (5)  for the period described in Section 5(d)(1) above, the Company shall continue to pay to or for the benefit of Executive an allocated percentage of his office overhead, including salaries of personnel and other expenses, at substantially the same location and on substantially the same terms and conditions in effect on the date of such Termination Without Just Cause; and

          (6) the Company shall immediately pay in full (at a discount for present value or otherwise) all premiums, or shall make provisions reasonably satisfactory to Executive (which may include payment into escrow or otherwise) for payment in full of all premiums, payable by the Company for life insurance policies applicable to Executive in existence as of February 1, 1998, on substantially the same terms and conditions as presently contained in such policies.

     9. The paragraph immediately preceding Section 6 of the Agreement is hereby deleted in its entirety and replaced with the following paragraph:

               Without in any way limiting the generality of what may be deemed to constitute a Termination Without Just Cause hereunder, it is hereby agreed that if (i) any "person" (as such term is defined in Section 13(d) of the Securities Exchange Act of 1934) is or becomes the beneficial owner, directly or indirectly, of either (x) thirty-five percent (35%) of the Company's outstanding shares of common stock or
          (y) securities of the Company representing thirty-five percent (35%) of the combined voting power of the Company's then outstanding voting securities, or (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company cease, at any time after the beginning of such period, for any reason to constitute a majority of the Board of Directors of the Company, unless each new director was nominated or the election of such director was ratified by at least two-thirds of the directors still in office who were directors at the beginning of such two-year period, then Executive shall have the right to elect to treat such event as constituting a Termination Without Just Cause hereunder.

     10. Section 6 of the Agreement is hereby deleted in its entirety and replaced with the following:

          6. Executive shall be entitled to all of the rights and benefits set forth in the Indemnification Agreement dated as of October 23, 1997 between the Company and Executive.

     11. Section 7(a) of the Agreement is hereby deleted in its entirety and replaced with the following:

          (a) Executive acknowledges that during the course of the performance of his services for the Company he will acquire confidential and proprietary information with respect to the Company's business operations (the "CONFIDENTIAL INFORMATION"). Executive agrees that during the term of this Agreement and thereafter, Executive shall not divulge any Confidential Information to any person, directly or indirectly, except to the Company, its directors, officers, agents and representatives and its subsidiaries and affiliated companies, or as may reasonably be necessary in connection with his duties on behalf of the Company or unless required by law.

     12. Sections 8 and 10 of the Agreement, and the references to Section 8 contained in Sections 9 and

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11 of the Agreement, are hereby deleted in their entirety as moot.

     13. The second sentence of Section 12 of the Agreement is hereby deleted in its entirety and replaced with the following:

          If the Company prevails on all issues in such litigation and is thereby permitted to implement a Termination with Just Cause of Executive's employment, then Executive agrees to reimburse to the Company all such fees and costs.

     14. Section 14(a) of the Agreement is hereby deleted in its entirety and replaced with the following:

               a.   if to the Company:

                    Avatex Corporation
                    Attention:     Senior Vice President
                    5910 North Central Expressway
                    Suite 1780
                    Dallas, Texas 75206

     15.  A new Section 24 is hereby added to the Agreement as follows:

          24.  TAX ADJUSTMENT PAYMENTS.   If all or any portion of the amount
          payable to Executive under this Agreement (together with all other payments of cash or property, whether pursuant to this Agreement or otherwise, including without limitation the issuance of options or option shares or the granting of, exercise or termination of options therefor) constitutes "excess parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, (the "CODE") that are subject to the excise tax imposed by Section 4999 of the Code (or any similar tax or assessment), the amounts payable hereunder shall be increased to the extent necessary to place Executive in the same after-tax position as he would have been in had no such tax assessment been imposed on any such payment paid or payable to Executive under this Agreement or any other payment Executive may receive in connection therewith. The determination of the amount of any such tax or assessment and the incremental payment required hereby in connection therewith shall be made by an accounting firm employed by Executive within thirty (30) calendar days after such payment, and the incremental payment shall be made within thirty (30) calendar days after such determination has been made. If, after the date upon which the payment required hereby has been made, it is determinated (pursuant to final regulations or published rulings of the Internal Revenue Service, final judgment of a court of competent jurisdiction, Internal Revenue Service audit assessment or otherwise) that the amount of excise or other similar tax or assessment payable by Executive is greater than the amount initially so determined, the Company shall pay Executive an amount equal to the sum of (i) such additional excise or other tax, (ii) any interest, fines and penalties resulting from such underpayment, and (iii) an amount necessary to reimburse Executive for any income, excise or other tax assessment payable by Executive with respect to the amounts specified in items
          (i) and (ii) above, and the reimbursement  provided by this clause
          (iii), in the manner described above in this Section 24. Payment thereof shall be made within ten (10) business days after the date upon which such subsequent determination is made. The Company may review Executive's calculation of any payments made pursuant to this
          Section 24 and object to the calculation, and Executive shall refund to the Company any overpayments resulting from an incorrect or estimated

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          calculation.

     16. Except as expressly provided in this Amendment, all other terms and conditions of the Agreement shall remain in full force and effect.


     IN WITNESS WHEREOF, the parties have executed this Amendment effective on the date and year first above written


AVATEX CORPORATION                      -------------------------
                                        Melvyn J. Estrin


By:
     ------------------------------
     Abbey J. Butler
     Co-Chief Executive Officer



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